UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

Xenon Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation)	001-36687 (Commission File Number)	98-0661854 (IRS Employer Identification No.)

200-3650 Gilmore Way
Burnaby, British Columbia V5G 4W8
Canada
(Address of principal executive offices, including zip code)

(604) 484-3300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 4, 2015, Xenon Pharmaceuticals Inc. (the “Company”) held its 2015 Annual Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, proxies and in-person shareholders representing 6,284,006 of the Company’s common shares, or approximately 44.2% of the total shares entitled to vote, were present and voted on the following three proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission on March 30, 2015:

Proposal One – Election of Directors. The following nominees were elected as directors to serve until the 2016 annual meeting of shareholders or until their respective successors are duly elected and qualified.

	For	Withhold	Broker Non-Votes
Michael Tarnow	5,277,721	212,863	793,422
Mohammad Azab	5,277,746	212,838	793,422
Johnston L. Evans	5,277,549	213,035	793,422
Michael Hayden	4,041,961	1,448,623	793,422
Frank Holler	4,676,836	813,748	793,422
Gary Patou	5,277,446	213,138	793,422
Simon N. Pimstone	5,275,792	214,792	793,422
Richard Scheller	5,277,849	212,735	793,422

Proposal Two–Appointment of Independent Registered Public Accounting Firm. The appointment of KPMG LLP as the Company’s independent registered public accounting firm for the ensuing year was approved as follows:

For	Withhold
6,280,158	976

Proposal Three – Authorization of the Audit Committee to Set the Remuneration for the Independent Registered Public Accounting Firm. The authority of the audit committee of the board of directors to set the remuneration of the auditors for the ensuing year was approved as follows:

For	Against
6,188,884	1,233

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenon Pharmaceuticals Inc.

	By:	/s/ Karen G. Corraini
Karen G. Corraini General Counsel and Corporate Secretary
Date: May 5, 2015